Contact:	Michael G. McGuinness Chief Financial Officer Manhattan Pharmaceuticals, Inc. 212/582-3950	Thomas Redington Redington, Inc. 203/222-7399 212/926-1733

AMEX Accepts Manhattan Pharmaceuticals’ Plan to
Regain Compliance with Continued Listing Standards

NEW YORK, NY MAR 27, 2007 - Manhattan Pharmaceuticals, Inc. (AMEX: MHA) today announced that the American Stock Exchange (AMEX) has accepted the Company's plan to regain compliance with continued listing standards of AMEX. The Company’s plan was submitted in response to a letter from AMEX which informed the Company that it was not in compliance with Section 1003(a)(ii) of the AMEX Company Guide with stockholders’ equity of less than $4,000,000 and losses from continuing operations and/or net losses in three out of its four most recent fiscal years, and Section 1003(a)(iii) of the AMEX Company Guide with stockholders’ equity of less than $6,000,000 and losses from continuing operations and/or net losses in its five most recent fiscal years.
On March 23, 2007, AMEX notified the Company that it has completed its review of the Company's proposed plan of compliance and supporting documentation and has determined that the plan makes a reasonable demonstration of the Company's ability to regain compliance with the continued listing standards by the end of the plan period. Therefore, AMEX is continuing the Company's listing pursuant to an extension. The targeted completion date to regain compliance with the continued listing standards is April 16, 2008. The Company will be subject to periodic review by AMEX during the plan period. Failure to make progress consistent with the Plan or to regain compliance with the continued listing standards by the end of the plan period could result in the Company being delisted from AMEX.

About Manhattan Pharmaceuticals, Inc.
Manhattan Pharmaceuticals, Inc., a development-stage pharmaceutical company, acquires and develops proprietary prescription drugs for large, underserved patient populations. In view of the worldwide obesity epidemic, the company is developing OE, an orally administered novel therapeutic for the treatment of both common obesity and morbid obesity. To meet the needs of other major, underserved medical markets Manhattan Pharmaceuticals is also developing PTH (1-34), a peptide believed to be a regulator of epidermal cell growth, for the treatment of psoriasis, and Propofol Lingual Spray, a convenient, proprietary lingual spray formulation of propofol, the world's best-selling general anesthetic, as a sedative-hypnotic for use during diagnostic and therapeutic procedures. (http://www.manhattanpharma.com)

Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause Manhattan Pharmaceutical's actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as ``anticipates,'' ``expects,'' ``plans,'' ``believes,'' ``intends,'' and similar words or phrases. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Among other things, there can be no assurances that Manhattan will be able to regain compliance with AMEX’s continued listing standards. Other risks that may affect forward-looking information contained in this press release include the possibility of being unable to obtain regulatory approval of Manhattan's product candidates, the risk that the results of clinical trials may not support Manhattan's claims, Manhattan's reliance on third-party researchers to develop its product candidates, and its lack of experience in developing and commercializing pharmaceutical products. Additional risks are described in the company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2005. Manhattan assumes no obligation to update these statements, except as required by law.